NSAR ITEM 77O
VK Trust for Investment Grade New York Municipal
10f-3 Transactions



Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1         New York State   Salomon Smith  1,500,000    0.45       2/15/01
                                  Barney





Underwriters for #1
Bear, Stearns & Co. Inc.
Lehman Brothers
Morgan Stanley Dean Witter
Dain Rauscher Inc.
First Albany Corporation
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Merrill Lynch &Co.
PaineWebber Incorporated
Ramirez & Co., Inc.
Salomon Smith Barney
Advest, Inc.
Apex Pryor Securities
David Lerner Associates, Inc.
Quick & Reilly, Inc.
Lebenthal & Co., Inc.
M.R. Beal & Company
CIBC World Markets Corp.
Roosevelt & Cross, Inc.
Siebert Brandford Shank & Co.